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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
MarkWest Energy Partners, L.P.:

We consent to the incorporation by reference in the registration statement on Form S-3 of MarkWest Energy Partners, L.P. relating to the offering of common units of the Partnership by the selling unitholders of our report dated June 17, 2005, with respect to the consolidated statements of earnings, comprehensive income, changes in capital, and cash flows of MarkWest Energy Partners, L.P. for the year ended December 31, 2004, which report appears in the December 31, 2006 annual report on Form 10-K of MarkWest Energy Partners, L.P. and to the reference to our firm under the heading "Experts" in the prospectus.

                      KPMG LLP

Denver, Colorado
April 23, 2007

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Consent of Independent Registered Public Accounting Firm